Exhibit 10.26

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement dated as of                     , 20     (“Agreement”), Sears Holdings Corporation (“Sears”) and “Sears Affiliates” (as such term is defined in Section 2 below), and [                    ] (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

1. Severance-Related Leave of Absence.

(a) Severance Benefits.

i. Continuation of Compensation.

1. In the event that Executive incurs a Separation from Service (as defined in Section 2 below) by Sears from each Sears Affiliate by which Executive is employed for any reason other than “Cause”, death or “Disability” (as defined in Section 2 below) or by Executive for “Good Reason” (as defined in Section 2 below), subject to the provisions of subsection 4(e), Section 5 and Section 10 herein, Executive shall be placed on a severance-related leave of absence (“Leave”) and Sears or the appropriate Sears Affiliate shall continue to pay Executive’s base salary, at the rate in effect immediately prior to the first day of the Leave, for a period of one (1) year (“Salary Continuation Period”), which amount shall be paid on each regular salary payroll period within the Salary Continuation Period and without interruption between active employment and the Salary Continuation Period (subject to subsection (a)(i)(2) below) (“Salary Continuation”). Notwithstanding the foregoing, the Sears or Sears Affiliate obligations under this subsection (a)(i) shall be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of fees, salary or wages that Executive earns in respect of the same payroll period from a subsequent employer (including those arising from self-employment) as the Salary Continuation Period. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate Salary Continuation. In all events, Executive’s Salary Continuation Period shall end on the date that is twelve (12) months after the date of your “Separation from Service” (as such terms are defined in Section 2 below), and no additional Salary Continuation or benefits (described under subsections (a)(ii) and (iii) below) shall be paid hereunder. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with subsection 4(e) below) by the deadline specified therein, Salary Continuation payments shall terminate and forever lapse, and Executive shall be obligated to reimburse Sears for any portion of the Salary Continuation paid during the Salary Continuation Period.

2. Notwithstanding anything in this subsection (a)(ii) to the contrary, if the Salary Continuation payable to Executive in accordance with subsection (a)(i)(1) above during the first six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” (as defined herein) and if as of the date of the Separation from Service Executive is a “specified employee” within the meaning of Internal Revenue Code (“Code”) Section 409A and regulations issued thereunder and as defined in Section 2 below, then, payment to Executive for the first six (6) months of salary continuation shall be made to Executive on each regular salary payroll period until the aggregate amount received equals the Section 409A Threshold, and any portion of the Salary Continuation in excess of such threshold that would otherwise be paid during such first six (6) months or any portion of the Salary Continuation that is subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months after the date of Executive’s Separation from Service.

3. In addition to the foregoing, a lump sum payment will be made to Executive within ten (10) business days following the first day of the Leave in an amount equal to the sum of any accrued base salary through the first day of the Leave to the extent not already paid and any vacation benefits that accrued prior to the Leave. No vacation will accrue during the Leave.

4. All Salary Continuation payments (described under this subsection (a)(i)) will terminate and forever lapse if Executive is employed by a “Sears Competitor” (as defined in subsection 4(b)(ii) herein) during the Salary Continuation Period, and Executive shall be obligated to reimburse Sears for any portion of the Salary Continuation paid during the Salary Continuation Period.

ii. Continuation of Benefits.

1. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (a)(ii)), as an active associate, in which Executive was eligible to participate immediately prior to the Leave (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan, flexible spending accounts, Sears paid life insurance and the Sears Holdings 401(k) Savings Plan (or any other defined contribution plan sponsored by Sears or a Sears Affiliate) during the Leave. Executive and Executive’s eligible dependents shall be entitled to continue to participate, as active participants, in Sears medical and dental plans (subject to the terms and conditions and continued availability of such plans).

2. If Executive does not timely execute and submit the General Release and Waiver (in accordance with subsection 4(e) herein) by the deadline specified therein, Executive shall be obligated to reimburse Sears for any portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by Sears during the Salary Continuation Period, and Executive shall instead by eligible for COBRA continuation coverage under the Sears medical and dental plans as of Executive’s Severance from Service date.

3. Subject to subsection (a)(ii)(4) immediately below, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by Sears hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of Sears health benefit plans.

4. All of the benefits described in this subsection (a)(ii) will terminate and forever lapse if Executive is employed by a “Sears Competitor” (as defined in subsection 4(b)(ii) herein) during the Salary Continuation Period, and Executive shall be obligated to reimburse Sears for any portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by Sears during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the Sears medical and dental plans as of Executive’s Severance from Service date.

iii. Outplacement. From the first day of the Leave, Executive will be immediately eligible for outplacement services at the expense of Sears or the appropriate Sears Affiliate. Sears and Executive will mutually agree on which outplacement firm, among current vendors used by Sears, will provide these services. Such services will be provided for up to one (1) year from the beginning of the Salary Continuation Period or until employment is obtained, whichever occurs first. Outplacement benefits described in this subsection (a)(iii) will terminate and forever lapse if Executive is employed by a “Sears Competitor” as defined in subsection 4(b)(ii) herein.

iv. Salary Continuation (described under subsection (a)(i) above) or benefits (described under subsections (a)(ii) and (iii) above) are referred to collectively hereinafter as “Severance Benefits”.

v. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (a)(i) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents (as described under subsection (a)(ii)(1) above) who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(b) Impact of Leave on Certain Other Plans/Programs.

(i) Annual Incentive Plan. Upon occurrence of the Leave, Executive’s entitlement to any award under the applicable annual incentive plan

(“AIP”) sponsored by Sears, shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment (as if such termination of employment occurred on the first day of the Leave).

(ii) Long-Term Performance Program. Upon occurrence of the Leave, Executive’s entitlement to any award granted to Executive under a long-term incentive program (“LTIP”) sponsored by Sears, shall be determined in accordance with the terms and conditions of the award letter and the LTIP document regarding termination of employment (as if such termination of employment occurred on the first day of the Leave).

(iii) Stock Plan. Upon occurrence of the Leave, any unvested options or restricted stock awarded to Executive under a stock plan sponsored by Sears shall be forfeited as of the first day of the Leave.

2. Definitions. For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(a) “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears or the Sears Affiliates and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (ii) the commission by Executive of a felony involving moral turpitude; or (iii) dishonesty or willful misconduct in connection with Executive’s employment.

(b) “Disability” shall mean disability as defined under the Sears long-term disability plan.

(c) “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target bonus from those in effect as of the date of this Agreement; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide Sears with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and Sears shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If Sears remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If Sears does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date Sears notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist.

Notwithstanding the foregoing, if Executive fails to provide written notice to Sears of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

(d) “Sears Affiliate” shall mean any person with whom Sears is considered to be a single employer under Code Section 414 (b) and all persons with whom Sears would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.

(e) “Section 409A Threshold” shall, with respect to Executive, refer to an amount equal to two times the lesser of (i) Executive’s base salary for services provided to Sears and any Sears Affiliate as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service with Sears and each Sears Affiliate; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service with Sears and each Sears Affiliate.

(f) “Separation from Service” shall mean, for purposes of satisfying the applicable requirements of Code Section 409A, the date Executive is deemed to have incurred a separation from service within the meaning of Code Section 409A and the regulations issued thereunder, which in turn shall refer to Executive’s ceasing to be employed by Sears and any Sears Affiliate, subject to the following:

i. The employment relationship will be deemed to have ended at the time Executive and Sears reasonably anticipate that the level of bona fide services Executive would perform for Sears or any Sears Affiliate after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding thirty-six (36)-month period.

ii. The employment relationship will be treated as continuing intact while Executive is on a bona fide leave of absence (determined in accordance with Treasury Regulation Section 409A-1(h)), but (1) only if there is a reasonable expectation that Executive will return to active employment status, and (2) only to the extent that such leave of absence does not exceed six (6) months, or, if longer, for so long as Executive has a contractual or statutory right to reemployment.

iii. The fact that Executive is placed on a Leave, as defined in Section 1(a)(i) above, will not prevent him from having a Separation from Service, as defined above, for purposes of this Agreement.

iv. Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by Sears (including by a Sears Affiliate).

(g) “Specified Employee” shall, for purposes of subsection 1(a)(i)(2) above, refer to Executive’s status as a “specified employee” under Code Section 409A (and regulations issued thereunder) as of the date of his Separation from Service, which shall be determined in accordance with the provisions of Supplement A to the Supplemental Retirement Income Plan (as amended and restated effective January 1, 2008).

3. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Sears or any Sears Affiliate, provided such invention or expression of an idea relates to the business of Sears or any Sears Affiliate, or relates to actual or demonstrably anticipated research or development of Sears or any Sears Affiliate, or results from any work performed by Executive for or on behalf of Sears or any Sears Affiliate, are hereby assigned to Sears, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what Sears or any Sears Affiliate is otherwise obligated to pay. In consideration of the opportunity for the Severance Benefits (as defined in subsection 1(a)(iv) above), and other good and valuable consideration, Executive agrees to the following:

(a) Non-Disclosure and Non-Solicitation. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

i. Non-Disclosure of Sears Confidential Information.

1. Executive will not, during the term of Executive’s employment with Sears or any Sears Affiliate (including the Leave) or thereafter, and other than in the performance of his duties and obligations during his employment with Sears or as required by law or legal process, and except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Sears Confidential Information” (as defined herein) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive; and

2. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, Sears expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

ii. Sears Confidential Information. For purposes of this Agreement, “Sears Confidential Information” means trade secrets and non-public information which Sears or any Sears Affiliate designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears or any Sears Affiliate, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears or any Sears Affiliate that is not known generally to the public or in the industry.

iii. Return of Sears Property. All documents and other property that relate to the business of Sears or any Sears Affiliate are the exclusive property of Sears, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request Executive to do so.

iv. Conflict of Interest. During Executive’s employment with Sears or any Sears Affiliate (including the Leave), except as may be approved in writing by Sears, neither Executive nor members of Executive’s immediate family (which shall refer to Executive, any spouse or any child) will have financial investments or other interests or relationships with Sears’ or any Sears Affiliate’s customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of the Company. Also during Executive’s employment with Sears or any Sears Affiliate (including the Leave), Executive agrees further not to engage in any activity in competition with Sears or any Sears Affiliate and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to Sears or any Sears Affiliate, discredit Sears or any Sears Affiliate or otherwise conflict with the best interests of Sears or any Sears Affiliate.

v. Non-Solicitation of Employees. During Executive’s employment with Sears or any Sears Affiliate (including the Leave) and for one (1) year from the first day after a termination of employment, Executive shall not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or any Sears Affiliate or assist in any way with the hiring of any Sears or any Sears Affiliate employee by any future employer or other entity.

(b) Non-Competition. Executive acknowledges that as a result of Executive’s position at Sears or any Sears Affiliate, Executive has learned or developed, or will learn or develop, Sears Confidential Information (as defined in subsection 4(a)(ii) above) and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.

i. Therefore, for one (1) year from the first day after a termination of employment, whether or not Executive is granted a Leave or receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Competitor.

ii. For purposes of this Agreement, “Sears Competitor” means:

1. Those companies listed on Appendix A, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in (2), below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection 4(b)(ii)(2), below; and

2. Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, auto parts, apparel products and/or pharmacy products, or providing home improvement, product repair and/or home services, with combined annual revenue in excess of $1 billion, (B) any vendor with combined annual gross sales of services or merchandise to Sears in excess of $200 million, or (C) a party engaged in any other line of business, in which Sears (including any Sears Affiliate) has commenced business prior to the end of Executive’s employment, with Sears having annual gross sales in that line of business in excess of $100 million.

iii. Executive acknowledges that Sears shall have the right to propose modifications to Appendix A periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.

iv. Executive further acknowledges that Sears (or Sears Affiliates) does business throughout the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada and that this non-compete provision applies in any state or province (as applicable) of the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada, in which Sears does business.

(c) Compliance with Protective Covenants. Executive will provide Sears with such information as Sears may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, Sears Affiliate, their agents and employees, from all liability for any damage arising from any such contacts or communications.

(d) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears and Sears Affiliates. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(e) General Release and Waiver. Upon the occurrence of a Leave under the terms of this Agreement (whether initiated by Executive or Sears), Executive will execute a binding General Release and Waiver of claims in a form to be provided by Sears, which is incorporated by reference herein. This General Release and Waiver will be in a form substantially similar to the attached sample. If the General Release and Waiver is not signed within the time required by the waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under subsection 1(a) of this Agreement. Further, Executive shall be obligated to reimburse Sears for any portion of (i) the Salary Continuation paid during the Salary Continuation Period under subsection (1)(a)(i) herein, and (ii) the cost for the benefits provided during the Salary Continuation Period under subsection (1)(a)(ii) herein.

(f) Exception Request. For the avoidance of doubt, Executive may request (i) a waiver of the non-competition provisions of this Agreement or (ii) that the time frame in subsection 4(b) above commence during Executive’s continued employment with Sears or a Sears Affiliate, by written request to the Senior Vice President, Human Resources (or the equivalent) of Sears. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.

5. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsections 4(a) and 4(b), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Sears without the necessity of Sears posting a bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments already received by Executive.

6. Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of Sears or any Sears Affiliate, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears or any Sears Affiliate, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. This provision does not and is not intended to preclude Executive from enter into any relationship with a Sears Competitor after the Salary Continuation Period nor does it preclude Executive from providing truthful testimony in response to legal process or governmental inquiry.

7. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of employment with Sears or any Sears Affiliate (including the period of the Leave), with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which Sears is involved or may become involved other than any such investigations, potential litigation or litigation between Sears and Executive. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

8. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.

9. Acting as Witness. Executive agrees that both during and after the period of employment with Sears or any Sears Affiliate (including the period of the Leave), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any Sears Affiliate or corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.

10. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-competition provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of Sears or any Sears Affiliate to pay Salary Continuation or any other payments or provide any benefits under this Agreement will immediately cease and any payments already received will be returned by Executive to Sears. Further, Executive agrees that Sears shall be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under the Agreement.

11. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

12. Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

13. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Leave period be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

14. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with Sears or any Sears Affiliate is terminable “at-will” by either party with or without cause and with or without notice.

15. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs. policy, practice or other Sears document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under the Sears Holdings Corporation Master Transition Pay Plan or the Kmart Corporation Master Severance Pay Plan or any successor severance plan or program.

16. Entire Agreement. This Agreement, including any Exhibits hereto, contains and comprises the entire understanding and agreement between Executive and Sears (including or any Sears Affiliate) and fully supersede any and all prior agreements or understandings between Executive and Sears with respect to the subject matter contained herein, and may be amended only by a writing signed by the Chief Executive Officer, Senior Vice President, Human Resources (or the equivalent) or Senior Vice President, General Counsel of Sears.

17. Confidentiality. Executive agrees that the existence and terms of the Agreement, including the compensation paid to Executive, and discussions with Sears (including any Sears Affiliate) regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse or domestic partner, or (c) financial/legal advisors, all of whom shall agree to keep such information confidential.

18. Tax Withholding. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at Sears.

If to Sears:	Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, Illinois 60179
	Attention to both:	Senior Vice President, Talent & Human Capital Services Senior Vice President, General Counsel

20. Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.

21. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	SEARS HOLDINGS CORPORATION

BY:
[ ]

Date	Date

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SEARS HOLDINGS CORPORATION, 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Severance Agreement, I and any person acting by, through, or under me hereby release, waive, and forever discharge Sears Holdings Corporation, its current and former agents, subsidiaries, affiliates, employees, officers, stockholders, successors, and assigns (“Sears”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears and the termination of my employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, or pursuant to statute, including any claim for age or other types of discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local law or ordinance, to the fullest extent permitted under the law, including the Employee Retirement Income Security Act (“ERISA”). This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that Sears is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are my claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, (2) any rights or claims to benefits accrued under benefit plans maintained by Sears pursuant to ERISA, and (3) any claims that cannot be waived under the Fair Labor Standards Act or Family and Medical Leave Act. I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against Sears with any governmental agency and/or any court.

In addition, I agree never to sue Sears in any forum for any claim covered by this General Release and Waiver except that I may bring a claim under the ADEA to challenge this General Release and Waiver. If I violate this General Release and Waiver by suing Sears, other than under ADEA, I shall be liable to Sears for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Sears in writing at Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	SAMPLE ONLY - DO NOT SIGN	Signed by:	SAMPLE ONLY - DO NOT SIGN
Witness by:

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